As filed with the Securities and Exchange Commission on _____________, 1997
                                                 Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           FRENCH FRAGRANCES, INC.
          (Exact name of registrant as specified in its charter)

             Florida                                    59-0914138
   (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                   Identification No.)

                                                   Oscar E. Marina, Esq.
      14100 N.W. 60th Avenue                      14100 N.W. 60th Avenue
    Miami Lakes, Florida 33014                  Miami Lakes, Florida 33014
         (305) 818-8000                              (305) 818-8114
 (Address, including zip code, and            (Name, address, and telephone
 telephone number, including area             number, including area code,
 code, of registrant's principal              of agent of service

Approximate date of proposed commencement of proposed sale to the public after the Registration Statement becomes effective. As soon as practicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

 Title of each                                        Proposed
    class of                           Proposed       Aggregate     Amount of
   securities       Amount to be   Maximum Offering   Offering     Registration
to be registered     Registered     Price per Unit      Price          Fee
----------------    ------------   ----------------   ---------    ------------
Common Stock,
par value $.01
per share            864,863 <F1>    $11.125<F2>    $9,621,601<F2>    $2,916

Representatives'
Warrants to
Purchase Common
Stock                162,500         $.01           $1,625            $<F3>

<F1>
Includes (a) 433,473 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred Stock, $.01 par value ("Series C Convertible Preferred"); (b) 268,890 shares of Common Stock issuable upon the conversion of 7.5% Subordinated Convertible Debentures due 2006, and (c) 162,500 shares of Common Stock issuable upon the exercise of the Representatives' Warrants.
<F2>
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. The registration fee has been calculated based on the average of the high and low sales prices reported by the
Nasdaq National Market on September 23, 1997.   Pursuant to Rule 416(a) under
the Securities Act, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Series C Convertible Preferred and the Representatives' Warrants.
<F3>
No registration fee required pursuant to Rule 457(g) under the Securities Act.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               Subject to completion, dated September 24, 1997

PROSPECTUS
                               864,863 Shares

                           FRENCH FRAGRANCES, INC.
                                Common Stock

     This Prospectus has been prepared for use in connection with the proposed sale by certain shareholders (the "Selling Shareholders") of the Company of an aggregate of 864,863 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock") of French Fragrances, Inc., a Florida corporation (the "Company"). The Shares represent shares of Common Stock that may be received by the Selling Shareholders upon (i) the conversion of the Company's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Convertible Preferred"),
(ii) the conversion of the Company's 7.5% Subordinated Convertible Debentures due 2006 (the "7.5% Convertible Debentures"), and (iii) the exercise of warrants issued to the underwriters in connection with the Company's public offering of Common Stock in July 1996 (the "Warrants"). See "Selling Shareholders."

     The Company has been advised by the Selling Shareholders that the Shares may be offered and sold by the Selling Shareholders from time to time in varying amounts directly or to or through broker-dealers designated from time to time. The Shares may be sold in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. The Shares may be sold through a broker-dealer acting as agent or broker for the Selling Shareholders, or to a broker-dealer acting as principal. Broker-dealers participating in offers and sales hereunder may receive brokerage commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealer participating in an offering of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them may be deemed to be underwriting compensation. See "Plan of Distribution."

     The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. The Company will bear the expenses of the registration under the Securities Act and certain other fees and expenses. The Selling Shareholders will bear the cost of any commissions or selling expenses. See "Plan of Distribution" and "Selling Shareholders."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "FRAG." The last reported sale price of the Common Stock on September 24, 1997 as reported by the Nasdaq National Market, was $11.9375 per share.

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the existence of any exemption from registration or the registration thereof under the securities laws of the states in which such transactions occur.

FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS" COMMENCING ON PAGE 3 HEREOF.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus is _______________, 1997

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information regarding registrants (such as the Company) that file electronically with the SEC. The address of such site is http://www.sec.gov. In addition, copies of such information may also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, 4th Floor, Washington, D.C. 20006, upon which the Company's Common Stock is authorized for trading.

     The Company has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with the SEC covering the Shares. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained in this Prospectus relating to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein. Each such statement is qualified in its entirety by such reference.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the SEC pursuant to the Exchange Act (Commission File No. 1-6370) and are hereby incorporated herein by this reference:

     (1)  Annual Report on Form 10-K for the fiscal year ended
          January 31, 1997;

     (2) Proxy Statement dated May 21, 1997, relating to its 1997 Annual Meeting of Shareholders;

     (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997 and July 31, 1997;

     (4)  Current Report on Form 8-K dated May 13, 1997 filed on
          May 21, 1997; and

     (5) The description of the Common Stock contained under the caption "Description of the Registrant's Securities to be Registered" included in the Company's Registration Statement on Form 8-A, filed with the SEC on September 4, 1997, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) subsequent to the date of the initial Registration Statement of which this Prospectus is a part and prior to the effectiveness of such Registration Statement, or (ii) subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof.

     Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to William J. Mueller, Chief Financial Officer, at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, telephone number (305) 818-8000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE, OR IN THE CASE OF INFORMATION INCORPORATED BY REFERENCE, THE DATE OF FILING OF SUCH INCORPORATED INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             THE COMPANY

     The Company is a manufacturer and distributor of prestige fragrances and related cosmetic products in the United States, principally to mass-market retailers. The Company has established itself as a distribution source for more than 150 prestige fragrance brands, including approximately 50 for which it has exclusive marketing and distribution rights (including the Geoffrey Beene brands of Grey Flannel, Eau de Grey Flannel and Bowling Green, the Halston brands of Halston, Catalyst, 1-12 and Z-14, and the brands of Colors of Benetton, Ombre Rose, Lapidus, Facconable and Salvador Dali)(the "Controlled Brands") and over 100 other brands that are distributed by the Company on a non-exclusive basis (the "Distributed Brands"). The Company distributes its products to more than 27,500 separate retail locations including department stores such as J.C. Penney, Sears, Macy's, Dayton Hudson and Nordstrom's, mass merchants such as Wal-Mart, Target, K-Mart and T.J. Maxx, drug stores such as CVS, Walgreens, Drug Emporium and Eckerd Drugs and independent fragrance, cosmetic and other stores such as Cosmetics Plus, Cosmetic Center and Ulta
3. The Company's products generally retail at prices from $20 to $100 per item.

     The Company was incorporated in Florida in 1960 under the name of Suave Shoe Corporation and was a manufacturer and importer of casual, athletic and leisure footwear until the November 30, 1995 merger (the "Merger") with a privately-held fragrance manufacturer and distributor named French Fragrances, Inc. ("FFI"). Following the Merger, the Company changed its corporate name to French Fragrances, Inc., management of FFI became the management of the Company and the fragrance operations of FFI became the operations of the Company. The Company's principal executive offices are located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, and its telephone number is (305) 818-8000.

                              RISK FACTORS

IN EVALUATING AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY, INVESTORS SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

ABSENCE OF CONTRACTS WITH SUPPLIERS AND CUSTOMERS

     As is typical in the fragrance industry, the Company does not have long-term or exclusive contracts with any of its customers. Except for exclusive distribution contracts for Controlled Brands, the Company does not have long-term or exclusive contracts with its fragrance suppliers.
The Company's suppliers of Distributed Brands can, at any time, elect to supply fragrance products to the Company's customers directly or through another distributor, or elect to reduce or eliminate the volume of their products distributed by the Company. Sales to customers and purchases from suppliers that do not have exclusive distribution contracts with the Company are generally made pursuant to purchase orders. The Company's ten largest suppliers of Distributed Brands accounted for approximately 75% of the Company's cost of sales for the fiscal year ended January 31, 1997.
The Company's ten largest customers accounted for approximately 41% of net sales for the fiscal year ended January 31, 1997. The loss of, or a significant change in, the relationship between the Company and any of its key fragrance suppliers or customers could have a material adverse effect on the business, financial condition and results of operations of the Company.

     The Company does not own or operate any manufacturing facilities and is dependent on third-party manufacturers and suppliers for all of its supply of Halston and Geoffrey Beene fragrances and related products and packaging materials. The Company currently obtains its materials for these products from a limited number of manufacturers and other suppliers.
Delays in the delivery of raw materials, components or finished products from manufacturers or suppliers could have a material adverse effect on the business, financial condition and results of operations of the Company.

SUBSTANTIAL INDEBTEDNESS

     The Company has substantial indebtedness and significant debt service obligations. As of July 31, 1997, the Company had outstanding indebtedness (other than trade indebtedness) of approximately $138 million. The Company has a bank credit facility (the "Credit Facility") which provides for borrowings on a revolving basis of up to $40 million. At September 10, 1997, approximately $3.4 million was outstanding under the Credit Facility. Both the Credit Facility and the Indenture pursuant to which the Company's 10-3/8% Senior Notes due 2007 ("Senior Notes") were issued, permit the Company to incur substantial additional indebtedness, including secured indebtedness, subject to certain limitations. The Company's significant leverage could have important consequences to shareholders, including (i) the Company's increased vulnerability to adverse general and economic conditions, (ii) the Company's ability to withstand competitive pressures may be limited, (iii) the Company's ability to obtain additional financing on satisfactory terms may be limited, (iv) the dedication of a substantial portion of the Company's cash flow to service its indebtedness, thereby reducing the amount of funds available for operations and future business opportunities, (v) the extent to which the Credit Facility and future borrowings are at variable rates of interest, which would cause the Company to be more vulnerable to increases in interest rates, and (vi) the Company's financial and operating flexibility may be limited to the extent its indebtedness contains restrictive covenants.

     The ability of the Company to make scheduled payments in respect of its present and future indebtedness may depend on, among other things, the Company's ability to successfully execute its current business plans on a timely and cost effective basis and the Company's future operating performance, which, to a large extent, may depend on factors beyond the Company's control, such as business, economic and competitive factors.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND INTEGRATION OF ACQUISITIONS

     In order for the Company to continue to expand successfully, the Company's management will be required to anticipate the changing and increasing demands of the Company's growing operations and to implement appropriate operating procedures and systems. There can be no assurance that management will correctly anticipate these demands or successfully implement these procedures and systems on a timely basis. The Company's success will also depend, in part, upon its ability to integrate effectively into its operations new key employees, new brands and relationships with new suppliers and new customers, including those associated with recent or future acquisitions. The Company believes but cannot assure that it will be able to achieve such integration. The Company will also need to review continually the adequacy of its management information systems, including its inventory and distribution systems. Failure to upgrade its information systems or unexpected difficulties encountered with these systems during expansion or otherwise could have a material adverse effect on the business, financial condition and results of operations of the Company.

NO ASSURANCE OF FUTURE GROWTH OR ACQUISITIONS

     The Company's strategy is to continue to increase both its Controlled Brand and Distributed Brand operations. Currently, the Company has no agreements or commitments for the acquisition of additional brands or exclusive or non-exclusive distribution arrangements. There can be no assurance that the Company will be successful in identifying, negotiating and consummating such acquisitions or arrangements, or that such acquisitions or arrangements that may be available, if at all, will be on terms acceptable to the Company.

FUTURE CAPITAL REQUIREMENTS; POSSIBLE INABILITY TO OBTAIN ADDITIONAL
FINANCING

     The Company's capital requirements have been and will continue to be significant. To date, the Company has financed its capital requirements principally through cash flow from operations and bank and other borrowings, including loans and advances from shareholders and affiliates. The Company's future expansion, if any, will be dependent upon the capital resources available to the Company. Excluding any additional working capital requirements that may result from acquisitions, including brand acquisitions, management believes that internally generated funds and available financing under the Credit Facility and the net proceeds from the Offering will be sufficient to fund the Company's operations for the foreseeable future. The Company's future growth and acquisitions of additional fragrance brands or exclusive distribution rights are dependent on the Company's ability to obtain future equity or debt financing. There can be no assurance that the Company will be able to obtain additional financing for such purposes or that any additional financing will be available in amounts required or on terms satisfactory to the Company.

SEASONALITY AND FLUCTUATIONS IN QUARTERLY SALES

     The Company's business is seasonal, with a majority of its sales and income from operations generated during the second half of its fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 1997, 69% of the Company's net sales were made during the second half of the fiscal year. Any substantial decrease in sales during such period would likely have a material adverse effect on the business, financial condition and results of operations of the Company. Similarly, the Company's working capital needs are greater during the second half of the fiscal year. In addition, the Company's sales and profitability may vary from quarter to quarter as a result of a variety of factors, including the timing of customer orders, additions or losses of brands or distribution rights and competitive pricing pressures.

COMPETITION

     The fragrance industry is highly competitive and at times subject to rapidly changing consumer preferences and industry trends. The Company competes with a large number of distributors and manufacturers, many of which have significantly greater financial, marketing, distribution, personnel and other resources than the Company, thereby permitting such companies to implement extensive advertising, pricing and promotional programs. The Company's products compete for consumer recognition and shelf space with fragrance products that have achieved significant international, national and regional brand name recognition and consumer loyalty. The Company's products also compete with new products, which are regularly introduced and accompanied by substantial promotional campaigns. These factors, as well as demographic trends, international, national, regional and local economic conditions, discount pricing strategies by competitors and direct sales by manufacturers to the Company's customers could result in increased competition for the Company and could have a material adverse effect on the business, financial condition and results of operations of the Company.

CONTROL BY OFFICERS, DIRECTORS AND THEIR AFFILIATES

     At September 10, 1997, the officers and directors of the Company (including companies under their control) beneficially owned 6,112,283 shares, or approximately 40%, of the Company's Common Stock. The aggregate beneficial ownership of such persons permits them to have effective control of the Company and to direct the management and affairs of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the performance of its management team. The Company's future operations could be materially adversely affected if the services of any of the Company's senior executives were to cease to be available to the Company. In particular, the Company is dependent on Rafael Kravec, its Chairman of the Board and Chief Executive Officer, who has extensive experience in the fragrance distribution business. The Company has an employment agreement with Mr. Kravec that extends through April 2000.

CHANGES IN THE RETAIL INDUSTRY

     From time to time, major retailers, including certain of the Company's customers, have suffered financial difficulties. While no material adverse effect on the Company's business or financial condition has resulted from the financial difficulties of any of its customers, there can be no assurance that this will continue to be the case. In addition, the retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructuring or realign their affiliations, which could decrease the number of stores that sell the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of any such changes.

POSSIBLE VOLATILITY OF STOCK PRICE

     Although the Common Stock has been traded on the Nasdaq National Market since December 1995, the trading volume of the Common Stock has generally been limited. There is no assurance that an active trading market will be sustained or that such market will provide adequate liquidity to holders of the Common Stock. The trading price of the Common Stock could be subject to wide fluctuations in response to factors such as quarterly or cyclical variations in the Company's financial results, future announcements concerning the Company or its competitors, perceptions of the Company's success, or lack thereof, in pursuing its growth strategy, prevailing interest rates, governmental regulation, developments affecting the fragrance industry, changes in analysts' recommendations regarding the Company, other fragrance companies or the fragrance industry generally and general market conditions.

NO DIVIDENDS

     The Company has not paid any cash dividends on the Common Stock during any recent fiscal year and does not expect to declare or pay any dividends
in the foreseeable future.   The Credit Facility prohibits the payment of
cash dividends by the Company and the Indenture relating to the Senior Notes makes the payment of cash dividends conditional to the satisfaction of certain financial and other covenants.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of additional shares of Common Stock, or the perception that such sales could occur, may have a material adverse effect on prevailing market prices for the Common Stock and the Company's ability to raise additional capital in the financial markets at a time and price favorable to the Company. At September 10, 1997, 13,453,115 shares of Common Stock were be outstanding and an additional 5,637,288 shares of Common Stock will be reserved for issuance upon conversion of the Series B Convertible Preferred, the Series C Convertible Preferred and the 7.5% Convertible Debentures and upon the exercise of outstanding stock options and warrants. Approximately 8,906,000 currently outstanding shares of Common Stock, as well as the shares offered hereby, will be immediately freely tradeable in the public market without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. In addition, the Company has entered into registration rights agreements granting certain demand and piggyback registration rights to current affiliates of the Company.

ISSUANCE OF ADDITIONAL STOCK; ANTI-TAKEOVER PROVISIONS

     At September 10, 1997, the authorized, unissued and unreserved shares of capital stock of the Company includes (i) a total of approximately 30,910,000 shares of Common Stock (assuming the exercise of all outstanding warrants and options and the conversion of the Series B Convertible Preferred, the Series C Convertible Preferred and the 7.5% Convertible Debentures), and (ii) a total of 4,428,571 shares of Serial Preferred Stock, $.01 par value ("Serial Preferred"). The Board, without any action by the Company's shareholders, is authorized to issue additional shares of Common Stock and to designate and issue shares of Serial Preferred in such series as it deems appropriate and to establish the rights, preferences and privileges of such Serial Preferred, including dividend, voting and liquidation rights. The ability of the Board to issue additional shares of Common Stock and to designate and issue Serial Preferred having preferential rights could impede or deter an unsolicited tender offer or other takeover proposal regarding the Company, and the designation and issuance of additional Serial Preferred having preferential rights could adversely affect the voting power and the other rights of holders of the Common Stock. Furthermore, because it is a Florida corporation, the Company and its shareholders' voting rights are subject to certain legislation, including the Florida Control Share Act and the Florida Affiliated Transactions Act, that may deter or frustrate any potential takeover of the Company.

                        USE OF PROCEEDS

     The Shares being offered for sale by the Selling Shareholders pursuant to this Prospectus are for their own accounts and the Company will not receive any proceeds from such sales.

                   DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of (i) 50,000,000 shares of Common Stock, $.01 par value, of which 13,453,121 shares are issued and outstanding (assuming no exercise of options or warrants to purchase Common Stock and no conversion into Common Stock of any shares of Series B Convertible Preferred and Series C Convertible Preferred or of 7. 5% Convertible Debentures), (ii) 289,901 shares of Series B Convertible Preferred, $.01 par value, all of which are issued and outstanding,
(iv)553,320 shares of Series C Convertible Preferred, $.01 par value, all of which are issued and outstanding and (v) 4,428,571 shares of Serial Preferred, $.01 par value, none of which are issued and outstanding.

Common Stock

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Credit Facility prohibits the payment of cash dividends by the Company and the Indenture relating to the Senior Notes makes the payment of cash dividends conditional to the satisfaction of certain financial and other covenants. Upon liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to share ratably in the assets of the Company, if any, legally available for distribution to shareholders, after the payment of the liquidation preferences of the Series B Convertible Preferred, the Series C Convertible Preferred and any outstanding Serial Preferred. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding Common Stock voting for the election of directors will be able to elect all members of the Board of Directors. A majority vote will also be sufficient for other actions requiring a vote of the Common Stock. The Common Stock is currently listed for trading on the Nasdaq National Market under the symbol "FRAG".

Series B Convertible Preferred

     The Series B Convertible Preferred has no voting rights on matters submitted to a vote of the Company's shareholders, except as required by law. The holders of the Series B Convertible Preferred are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. At any time after the termination of a Shareholders Agreement between Bedford Capital Corporation ("Bedford"), Rafael Kravec and the Company (the "Shareholders Agreement"), the Company may, at its option, redeem all (but not part) of the outstanding Series B Convertible Preferred at a redemption price of $.01 per share, upon giving the holders thereof written notice of its intention to do so at least 60 days in advance of the date fixed for redemption. At any time prior to 5:00 p.m., Miami time, on January 31, 2005, each share of Series B Convertible Preferred is convertible, at the option of the holder thereof or Bedford, on behalf of the holder, into 7.12 fully paid and nonassessable shares of Common Stock upon payment of $3.30 per share of Common Stock (the "Series B Conversion Price"). The Series B Conversion Price and the number of shares of Common Stock or other securities issuable upon conversion of the Series B Convertible Preferred are subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock without consideration or for consideration less than the Series B Conversion Price then in effect, stock dividends, stock splits, capital reorganizations or reclassifications, the consolidation or merger of the Company with another corporation or the sale of all or substantially all of the assets of the Company to another corporation. Upon liquidation or dissolution of the Company, the holders of the outstanding Series B Convertible Preferred will be entitled to receive out of the assets of the Company, if any, legally available for distribution to shareholders, $.01 per share of Series B Convertible Preferred, and no more, before payment or distribution of assets to the holders of the Common Stock or any other stock of the Company ranking as to distribution of assets on liquidation junior to the Series B
Convertible Preferred and Series C Convertible Preferred. If the assets of the Company available for distribution to shareholders upon a liquidation are insufficient to pay in full the liquidation preference of the Series B Convertible Preferred and Series C Convertible Preferred, then such assets will be distributed ratably among the holders of the Series B Convertible Preferred and Series C Convertible Preferred in proportion to the amounts to which they are entitled. The shares of Series B Convertible Preferred are not subject to the operation of any purchase, retirement or sinking fund.

Series C Convertible Preferred

     The Series C Convertible Preferred has no voting rights on matters submitted to a vote of the Company's shareholders, except as required by law. The holders of the Series C Convertible Preferred are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. At any time after the termination of the Shareholders Agreement, the Company may, at its option, redeem all (but not part) of the outstanding Series C Convertible Preferred at a redemption price of $.01 per share, upon giving the holders thereof written notice of its intention to do so at least 60 days in advance of the date fixed for redemption. At any time prior to 5:00 p.m., Miami time, on January 31, 2005, each share of Series C Convertible Preferred is convertible, at the option of the holder thereof or Bedford, on behalf of the holder, into one fully paid and nonassessable share of Common Stock upon payment of $5.25 per share of Common Stock (the "Series C Conversion Price"). The Series C Conversion Price and the number of shares of Common Stock or other securities issuable upon conversion of the Series C Convertible Preferred are subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock without consideration or for consideration less than the Series C Conversion Price then in effect, stock dividends, stock splits, capital reorganizations or reclassifications, the consolidation or merger of the Company with another corporation or the sale of all or substantially all of the assets of the Company to another corporation. Upon liquidation or dissolution of the Company, the holders of the outstanding Series C Convertible Preferred will be entitled to receive out of the assets of the Company, if any, legally available for distribution to shareholders, $.01 per share of Series C Convertible Preferred, and no more, before payment or distribution of assets to the holders of the Common Stock or any other stock of the Company ranking as to distribution of assets on liquidation junior to the Series B Convertible Preferred and the Series C Convertible Preferred. If the assets of the Company available for distribution to shareholders upon a liquidation are insufficient to pay in full the liquidation preference of the Series B Convertible Preferred and the Series C Convertible Preferred, then such assets will be distributed ratably among the holders of the Series B Convertible Preferred and the Series C Convertible Preferred in proportion to the amounts to which they are entitled. The shares of Series C Convertible Preferred are not subject to the operation of any purchase, retirement or sinking fund.

Serial Preferred

     No shares of Serial Preferred are currently issued or outstanding.
The Board of Directors of the Company will have the authority, without the necessity of further action or authorization by the shareholders, to cause the Company to issue Serial Preferred from time to time in one or more series, and to fix by resolution the relative rights and preferences of each series. The Board of Directors will be authorized to determine, among other things, with respect to each series of Serial Preferred which may be issued: (i) the distinctive designation of such series and the number of shares constituting such series, (ii) the rate and nature of dividends,
(iii) whether the shares can be redeemed and, if so, the price at and the terms and conditions on which shares may be redeemed, (iv) the amount payable upon shares in the event of voluntary or involuntary liquidation,
(v) purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares, (vi) the terms and conditions, if any, on which shares may be converted and (vii) whether or not shares have voting rights and the extent of such voting rights, if any. The ability of the Board to designate and issue Serial Preferred having preferential rights could impede or deter an unsolicited tender offer or takeover proposal regarding the Company, and the designation and issuance of additional Serial Preferred having preferential rights could adversely affect the voting power and the other rights of holders of the Common Stock. There are no agreements or understandings for issuance of Serial Preferred, and the Board has no present intention to issue Serial Preferred.

Certain Florida Legislation

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. This Act could affect the voting rights afforded the Common Stock acquired in the future by any present or future Holder of at least 20% of the outstanding Common Stock, so long as the Company does not opt out of the provisions of such Act. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders or a majority of "disinterested directors" (as defined in such Act) of certain specified transactions ("Affiliated Transactions") between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Affiliated Transactions between the Company and the holders of 10% or more of the outstanding shares of the Company (or their affiliates) may be approved by a majority vote of the current directors of the Board of Directors since such persons are deemed disinterested directors for purposes of the Florida Affiliated Transactions Act.

Warrants

     Of the Shares offered hereby, 162,500 shares of Common Stock are to be issued upon the exercise of the Warrants which initially delivered to Rodman & Renshaw, Inc. ("Rodman") and Sanders Morris Mundy Inc. ("Sanders"), which were the representatives of the underwriters, in connection with the Company's and certain shareholders' public offering of an aggregate of 5,000,000 shares of Common Stock in July 1996. The Warrants are exercisable, in whole or in part, at an exercise price of $7.20 per share of Common Stock, from June 27, 1997 until June 27, 1999. The exercise price of the Warrants is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock or warrants, options or rights to subscribe for or purchase Common Stock for consideration less than the then current market price per share of the Common Stock, stock dividends, stock splits and stock reclassifications.
In addition, upon the occurrence of certain events including a merger, consolidation, or the sale of substantially all of the assets of the Company will result in the holder of the Warrants receiving upon the exercise of the Warrants the kind of stock or other securities or other consideration receivable upon such transaction by a Holder of Common Stock.

Registration Rights

     In addition to the registration rights which were granted to the Selling Shareholders pursuant to which the registration of the Shares is made, the Company has granted registration rights to its affiliates which hold shares of Common Stock, Series B Convertible Preferred, Series C Convertible Preferred and 7.5% Convertible Debentures, as well as the holders of warrants for 1,245,000 shares of Common Stock which were issued in connection with the acquisition of the assets of Fragrance Marketing Group, Inc. in May 1996.

Transfer Agent

     The transfer agent for the Common Stock is Chase Mellon Shareholder Services, Pittsburgh, Pennsylvania.

                      SELLING SHAREHOLDERS

     The Shares being offered hereby are being offered directly by the Selling Shareholders who are listed in the table below. The table also sets forth for each Selling Shareholder (i) their beneficial ownership of Common Stock at September 10, 1997, (ii) the number of Shares being offered for sale in this Prospectus and (iii) the number of shares of Common Stock beneficially owned after this Offering (and the percentage of the class owned after this Offering) assuming that all the Shares owned by them are sold in this Offering. To the knowledge of the Company, other than as set forth below, there is no position, office or other material relationship between any of the Selling Shareholders and the Company (including its predecessors and affiliates), nor have any such material relationships existed within the past three years. Sanders and Rodman have been making a market in the Common Stock. All information with respect to the Selling Shareholders has been furnished by the respective Selling Shareholders.

                          Shares        Number        Shares        Percent of
                          Beneficially  of Shares     Beneficially  Class Owned
                          Owned Prior   Being         Owned After   After
                          to This       Offered       This          This
Name                      Offering      For Sale<F1>  Offering<F1>  Offering<F1>
------------------------  ------------  ------------  ------------  ------------
1003749 Ontario, Inc.        47,418         8,835         38,583           *
Alexander, John               4,742           883          3,859           *
Apex Investment Fund
 Limited                     35,834         8,835         26,999           *
Atkinson, Robert             12,242           883         11,359           *
Atkinson, William            14,227         2,650         11,577           *
B No. 1, Inc.                18,499        18,499              0           0
Bedford Capital
 Financial Corp. <F2>       713,251        55,072        658,179         4.6
Bernhard, Jorge               7,114         1,325          5,789           *
Blumberg, Steven <F4>         7,125         7,125              0           0
Cairn Capital, Inc.          18,499        18,499              0           0
Canada Decal, Ltd.            4,742           883          3,859           *
Canmerge Consultants
 Limited                    189,552        15,144        174,408         1.2
Carisle, Donald               4,742           883          3,859           *
Cola Capital Corporation     47,418         8,835         38,583           *
Compagnie d'Assurance
 du Quebec                   28,455         5,301         23,154           *
Connor, Gerald               79,307        18,084         61,223           *
de Lucia, Marie <F4>         17,250        13,250          4,000           0
Devonshire Trust <F3>       260,794        25,114        235,680         1.6
Ennis, Edith                 47,418         8,835         38,583           *
First Marathon
 Capital Corp.               65,917        27,334         38,583           *
Friedman, Jack                2,371           442          1,930           *
Guernroy Limited             23,712         4,417         19,295           *
Heckman, Julia <F4>          15,125        15,125              0           0
Imperial Life Assurance
 Company of Canada           27,748        27,748              0           0
Jalger Limited               47,418         8,835         35,583           *
James Wallace McCutcheon
 Foundation                  11,721        11,721              0           0
John & Anne Clark
 Family Trust                 4,417         4,417              0           0
MacDonald, Cameron            4,742           883          3,859           *
Marbe Consultants, Inc.       8,835         8,835              0           0
McCutcheon, Douglas          75,131        20,030         55,102           *
Merchant Private Ltd.        36,983        36,983              0           0
Morgan Trust Company of
 the Bahamas                  8,835         8,835              0           0
National Trust Company
 Van P16789 000 01          111,395        27,334         84,061           *
North Simcoe Investments
 Limited                     86,357         8,835         77,522           *
Peller Holdings, Inc.        58,499        18,499         40,000           *
R&R Partnership              27,334        27,334              0           0
Rabenou, Kameron K. <F4>      5,125         5,125              0           0
Rakusin, Bryan                4,742           883          3,859           *
Randall, Robin                4,742           883          4,742           *
Rodman & Renshaw, Inc. <F4>  40,265        40,265              0           0
Royal Insurance Company
 of Canada                  165,973        30,921        135,052           *
Sanders Morris Mundy,
 Inc. <F4>                   81,250        81,250              0           0
Tayhold Corp.                47,418         8,835         38,583           *
The GAN Company of Canada
 Limited                     27,334        27,334              0           0
The Manufacturers Life
 Insurance Company          203,037        81,156        121,881           *
Trustees of Royal
 Insurance Company of
 Canada                      42,675         7,951         34,724           *
Trustees of K&K Trust       133,931        23,265        110,666           *
Trustees of Wilshire
 Trust                       91,565        23,007         68,558           *
Velden, Peter Van Der        17,391         2,591         14,800           *
Ward, Fred                   38,594         4,625         33,969           *
Weldon, David &
 Heaslip, William            37,415         8,835         28,580           *
Wijler Holding NV            47,418         8,835         38,583           *
Workers' Compensation Board  32,202        32,202              0           0
-----------------
* Less than one percent of the outstanding Common Stock

<F1>
Assumes all Shares being registered will be sold.
<F2>
Bedford Capital Financial Corporation ("BCFC") is a publicly-traded company which is listed on the Toronto Stock Exchange and has its principal office in the Bahamas. E. Scott Beattie, President and a director of the Company, and J.
W. Nevil Thomas and Richard C. W. Mauran, who are directors of the Company, are directors and shareholders of BCFC. BCFC has requested to join in this registration because it intends to distribute its assets to all of its shareholders next year.
<F3>
Devonshire Trust is a trust of which Mr. Mauran is a trustee.
<F4>
Shares offered for sale relate to shares of Common Stock issuable upon the exercise of the Warrants.

                         PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Shareholders that the Shares may be offered and sold by the Selling Shareholders for their own account from time to time in varying amounts directly or to or through broker-dealers designated from time to time. The Shares may be sold in one or more transactions in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at a fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. The Shares may be sold through a broker-dealer acting as agent or broker for the Selling Shareholders, or to a broker-dealer acting as principal. Broker-dealers participating in offers and sales hereunder may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom it may act as agent or to whom it sells as principal, or both (which compensation might be in excess of customary commissions). The Selling Shareholders and any broker-dealer participating in an offering of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of Shares as principal may be deemed to be underwriting compensation.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of Shares by the Selling Shareholders.

     The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.

     There can be no assurances that the Selling Shareholders will sell any or all of the Shares offered hereby.

                                EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1997, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                                 LEGAL

     The validity of the Shares offered hereby will be passed upon on behalf of the Company by Oscar E. Marina, Esq., Vice President and General Counsel of the Company. Mr. Marina owns 3,300 shares of Common Stock and has been granted stock options to receive an additional 30,000 shares of Common Stock. Mr. Marina also draws a salary and receives employee benefits from the Company which are made available to all full-time employees of the Company. Neither Mr. Marina's compensation or grants of stock options have been made or will be made contingent on the sale of Shares by the Selling Shareholders.

                                PART II

               INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses (all of which will be borne by the Company) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates, except for the SEC registration fee.

              SEC registration fee                   $ 2,916.00
              Miscellaneous (including accounting,
               legal and other)                       10,000.00
                                                      ---------
                   Total                             $12,916.00
                                                      =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a director or officer of the Company, or serves or served in such capacity with any other enterprise at the request of the Company, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. The Company may also indemnify employees or agents of the Company if the Company's Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were not parties to the proceeding or committee of directors (or selected by the full Board if a quorum or committee cannot be obtained), or (iii) the affirmative vote of the majority of the corporation's shareholders who were not parties to the proceeding.

     The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

     At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer by any officer or director.

     The Company maintains directors' and officers' liability insurance for its directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Rafael Kravec and Oscar E. Marina, or any one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida on September 22, 1997.

                                  FRENCH FRAGRANCES, INC.


                                  By: /s/ Rafael Kravec
                                      ---------------------
                                      Rafael Kravec
                                      Chairman of the Board and Chief
                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Rafael Kravec          Chairman of the Board and    September 24, 1997
-----------------          Chief Executive Officer
Rafael Kravec              (Principal Executive Officer)


/s/ William J. Mueller     Vice President--Operations   September 24, 1997
----------------------     and Chief Financial Officer
William J. Mueller         (Principal Financial and
                           Accounting Officer)

/s/ J. W. Nevil Thomas     Vice Chairman of the Board   September 24, 1997
----------------------
J. W. Nevil Thomas

/s/ E. Scott Beattie       President, Chief Operating
--------------------       Officer and Director         September 24, 1997
E. Scott Beattie


/s/ Richard C. W. Mauran   Director                     September 24, 1997
------------------------
Richard C. W. Mauran


/s/ Fred Berens            Director                     September 24, 1997
---------------
Fred Berens


/s/ George Dooley          Director                     September 24, 1997
-----------------
George Dooley

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                             EXHIBIT INDEX
Exhibit                                                          Sequential
Number                      Description                           Page No.
-------   -----------------------------------------------------  ----------
2.1       Agreement and Plan of Merger, dated as of May 19,
          1995, by and between the Company and FFI
          (incorporated herein by reference to Exhibit 2.1 filed as a part of the Company's Form 8-K dated
          November 30, 1995 (Commission File No. 1-6370)).

4.1 Amended and Restated Articles of Incorporation of the Company dated March 6, 1996 (incorporated herein by reference to Exhibit 3.1 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1996 (Commission File No. 1-6370)).

4.2 Amendment dated September 19, 1996 to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.4 filed as part of the Company's Form 10-Q for the quarter ended October 31, 1996 (Commission File No. 1-6370)).

4.3 By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 filed as a part of the Company's Form 10-K for the fiscal year ended
          January 31, 1996 (Commission File No. 1-6370)).

4.4 Credit Agreement, dated as of May 13, 1997, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.3 filed as a part of the Company's Form 8-K dated May 13, 1997
          (Commission File No. 1-6370)).

4.5 Indenture, dated as of May 13, 1997, between the Company and Marine Midland Bank, as trustee
          (incorporated herein by reference to Exhibit 4.1 filed as a part of the Company's Form 8-K dated May 13, 1997 (Commission File No. 1-6370)).

4.6 Registration Rights Agreement dated as of November 30, 1995, among the Company, Bedford Capital Corporation ("Bedford"), Fred Berens, Rafael Kravec and Eugene Ramos (incorporated herein by reference to Exhibit 10.1 filed as a part of the Company's Form 10-K for the fiscal year ended September 30, 1995 (Commission File No. 1-6370)).

4.7 Amendment dated as of March 20, 1996 to Registration Rights Agreement dated as of November 30, 1995, among the Company, Bedford, Fred Berens, Rafael Kravec and Eugene Ramos (incorporated herein by reference to Exhibit 10.2 filed as a part of the Company's Form 10-K for the year ended January 31, 1996 (Commission File No. 1-6370)).

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4.8       Second Amendment dated as of July 22, 1996 to
          Registration Rights Agreement dated as of November 30, 1995, among the Company, Bedford, Fred Berens, Rafael Kravec and the Estate of Eugene Ramos (incorporated by reference to Exhibit 10.3 filed as part of the Company's Form 10-Q for the quarter ended July 31, 1996 (Commission File No. 1-6370)).

5.1       Opinion of Oscar E. Marina, Esq.

23.1      Consent of Oscar E. Marina, Esq.

23.2      Consent of Deloitte & Touche LLP.

24.1      Power of Attorney (contained on signature page).


The foregoing list omits instruments defining the rights of holders of long term debt of the Company where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company. The Company hereby agrees to furnish a copy of each such instrument or agreement to the Commission upon request.